SUBJECT TO COMPLETION AND MODIFICATION

BMW AUTO LEASING LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS BMW AUTO LEASING LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT BMW AUTO LEASING LLC AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.  ALTERNATIVELY, BMW AUTO LEASING LLC, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1-877-858-5407.

Term Sheet

BMW Vehicle Lease Trust 2011-1
Issuing Entity

BMW Auto Leasing LLC
Depositor

BMW Financial Services NA, LLC
Sponsor, Servicer and Administrator

$1,000,000,000 ASSET BACKED NOTES

•
The issuing entity’s main sources for payment of the notes will be lease payments generated by a portfolio of retail lease contracts and the proceeds from the sale of the BMW passenger cars and BMW light trucks currently leased under those contracts.

•
The notes are asset backed securities and represent the obligations of the issuing entity only and do not represent the obligations of or an interest in the sponsor, the depositor or any of their affiliates.  Neither the notes nor the retail lease contracts are insured or guaranteed by any government agency.

•	Credit enhancement for the notes consists of overcollateralization and the reserve fund.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this term sheet and the attached prospectus are truthful or complete.  Any representation to the contrary is a criminal offense.

	Initial Principal Balance (1)	Interest Rate	Accrual Method	Expected Final Payment Date	Final Scheduled Payment Date	Initial Price to Public	Underwriting Discount	Proceeds to Depositor(2)
Class A-1 Notes	$240,000,000%		Actual/360	January 20, 2012	April 20, 2012%		%	%
Class A-2 Notes	$335,000,000%		30/360	September 20, 2012	April 22, 2013%		%	%
Class A-3 Notes	$360,000,000%		30/360	June 20. 2013	February 20, 2014%		%	%
Class A-4 Notes	$65,000,000%		30/360	July 22, 2013	August 20, 2014%		%	%
Total	$1,000,000,000					$	$	$

(1)
The initial principal balance of each class of notes set forth above is approximate, and is subject to a variance of plus or minus 5%.  The aggregate initial principal balance of the notes will be $1,000,000,000.

(2)	Before deducting expenses expected to be $________.

The issuing entity will pay interest and principal on the notes on the 20th day of each month (or, if the 20th day is not a business day, the next business day). The first payment date, which is the first expected distribution date for purposes of Item 1102(g) of Regulation AB, will be May 20, 2011.

The notes will not be listed on any securities exchange.  Currently, there is no public market for the notes.

This document constitutes a “free-writing prospectus” within the meaning of Rule 405 under the Securities Act of 1933, as amended.

The information in this free-writing prospectus supplements and supersedes any information to the contrary contained in the prior free-writing prospectus, dated as of April 11, 2011, relating to the notes.

We expect that delivery of the notes, in book-entry form, will be made to investors through The Depository Trust Company against payment in immediately available funds, on or about April 21, 2011.

Underwriters

Citi	J.P. Morgan

Co-Managers

Morgan Stanley	RBC Capital Markets	SOCIETE GENERALE

April 13, 2011

The Information in this Term Sheet

This term sheet supplements and revises, and should be read in conjunction with, the initial free-writing prospectus, dated April 11, 2011 (the “Initial Free-Writing Prospectus”).  To the extent that any information varies between this term sheet and the Initial Free-Writing Prospectus, you should rely on the information in this term sheet.  In addition to the specific changes to the Initial Free-Writing Prospectus that are set forth below, all changes set forth below apply globally to the Initial Free-Writing Prospectus.  Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Initial Free-Writing Prospectus.

Description of the Assets of the Issuing Entity- Assets

The primary assets of the issuing entity will consist of the SUBI certificate, which represents the beneficial interest in a pool of closed-end BMW leases, the related BMW leased vehicles and related assets, including the right to receive monthly payments under the specified leases and the amounts realized from sales of the related specified vehicles, together with amounts in various accounts, including a reserve fund.

The information presented in this free-writing prospectus relates to a statistical portfolio of specified leases and the related specified vehicles as of the cutoff date.  The statistical portfolio of the specified leases and leased vehicles presented in this free-writing prospectus is based on a statistical portfolio of 32,788 leases and related leased vehicles.  The actual pool of leases and the related leased vehicles allocated to the SUBI on the closing date may vary from those included in the statistical pool because leases and related leased vehicles may be added to or removed from the pool of SUBI Assets if the actual securitization rate varies from the statistical securitization rate as discussed below. Any variance between the characteristics of the pool information in this free-writing prospectus and the actual characteristics is not expected to be material.

As of the cutoff date, the statistical portfolio of the specified leases presented in this free-writing prospectus had the following characteristics:

•	the aggregate securitization value, based on the statistical securitization rate, of the specified leases and specified vehicles was $1,230,818,438.04;

•	the discounted aggregate residual value of the specified leases being financed was $761,252,076.09 (which is approximately 61.85% of the aggregate securitization value);

•	the weighted average original number of monthly payments of the specified leases was 36 months; and

•	the weighted average remaining number of monthly payments of the specified leases was 25 months.

The securitization value of the specified leases will equal the sum of (i) the present value of the remaining monthly payments payable under the specified leases and (ii) the present value of the residual values of the related specified vehicles as determined by Automotive Lease Guide at the time the related lease contract was originated, each determined using a discount rate equal to the securitization rate. The “securitization rate” for any specified lease and the related specified vehicle is ___%. For purposes of presenting the pool information in this free-writing prospectus, a statistical securitization rate of 7.00% has been used. The actual securitization rate may be greater than or less than the statistical securitization rate, but such variance is not expected to be material. The actual securitization rate will be established based on, among other things, market interest rates and the assumed interest rates on the notes.

If the actual securitization rate is different than the statistical securitization rate, then the statistical characteristics of the specified leases and related specified leased vehicles may vary somewhat from the statistical distribution of those characteristics presented in this free-writing prospectus, because leases and the related leased vehicles may be added to or removed from the pool of SUBI assets (depending on whether the actual securitization rate is greater than or less than the statistical securitization rate). Any variance between the characteristics of the pool information in this free-writing prospectus and the actual characteristics is not expected to be material.

Risk Factors

The concentration of leased vehicles to particular models could negatively affect the pool assets.
The 3 Series, 5 Series and X5 models represent approximately 47.20%, 27.17% and 10.30%, respectively, of the aggregate securitization value of the leased vehicles in the statistical pool allocated to the SUBI as of the cutoff date. Any adverse change in the value of a specific model type would reduce the proceeds received at disposition of a related leased vehicle. As a result, you may incur a loss on your investment.

The geographic concentration of the specified leases and performance of the specified leases and related specified vehicles may increase the risk of loss on your investment.
Economic conditions, such as unemployment, interest rates, inflation rates and consumer perceptions of the economy, in the states where obligors reside may affect delinquencies, losses and prepayments on the specified leases.  If there is a concentration of vehicle registrations in particular states, these or any adverse economic conditions in those states may affect the rate of prepayment and defaults on the specified leases and the ability to sell or dispose of the related specified vehicles for an amount at least equal to their Automotive Lease Guide residual values.  In addition, adverse economic conditions as a result of the current recession, including the decline in home values in many states, may affect payments on the leases from lessees residing in the affected states.

As of the cutoff date, the servicer’s records indicate that the aggregate securitization value of the leases and leased vehicles in the statistical pool was concentrated in the following states:

	State	Percentage of Aggregate Securitization Value as of the Cutoff Date
	California	19.96%
	New Jersey	13.54%
	Florida	13.39%
	New York	11.29%
	Texas	5.12%

No other state, based on the addresses of the state in which the specified vehicles are titled, accounted for more than 5.00% of the aggregate securitization value of the leases and related leased vehicles in the statistical pool as of the cutoff date.

For a discussion of the breakdown of the specified leases and specified vehicles by state, we refer you to “The Specified Leases” in this free-writing prospectus.

Overview of the Transaction

The Issuing Entity will issue four classes of asset backed notes (the “Notes”) in an aggregate principal amount of $1,000,000,000 (the “Initial Note Balance”).

Capitalization of the Issuing Entity

The following table illustrates the approximate expected assets of the Issuing Entity as of the Closing Date.

2011-1 SUBI Certificate	$1,230,818,438
Reserve Fund	$6,154,092
Total	$1,236,972,530

The following table illustrates the approximate capitalization of the Issuing Entity as of the Closing Date, as if the issuance and sale of the Notes had taken place on that date:

Notes	$1,000,000,000
Overcollateralization	$230,818,438
Total	$1,230,818,438

The Issuing Entity will also issue the Certificates which represents the residual interest in the Issuing Entity.  The Certificates are not offered by this free-writing prospectus, and initially will be retained by the Depositor.

The Specified Leases

General

The statistical portfolio of the Specified Leases and the related Specified Vehicles selected from the Vehicle Trust’s portfolio will consist of a pool of 32,788 Specified Leases that had an Aggregate Securitization Value as of the Cutoff Date of $1,230,818,438.04.  The Aggregate Securitization Value for any date will mean an amount calculated as of the close of business on such day equal to the sum of the Securitization Values of all Specified Leases.  For more information regarding how the Securitization Value for each Specified Lease is calculated, you should refer to “—Calculation of the Securitization Value of the Specified Leases” below.

Characteristics

The Specified Leases were selected by reference to several criteria, including, that as of the Cutoff Date, each Specified Lease:

•	applied to a Specified Vehicle that was a new BMW vehicle at the time of origination of the Specified Lease;

•	applied to a Specified Vehicle that has a model year of 2008 or later;

•	was originated for a User-Lessee with a United States address;

•	provides for level payments that fully amortize the Initial Lease Balance of the Specified Lease at the related Lease Rate to the related Contract Residual Value over the lease term;

•	was originated on or after February 1, 2009;

•	had a Maturity Date on or after the January 2012 Payment Date and no later than the March 2014 Payment Date;

•	has an original term of not more than 60 months; and

•	was not more than 29 days past due.

The statistical portfolio of the Specified Leases and Specified Vehicles presented in this free-writing prospectus is based on a statistical portfolio of 32,788 leases and the related leased vehicles. The actual pool of Specified Leases and the related Specified Vehicles allocated to the 2011-1 SUBI on the Closing Date may vary from those included in the statistical pool because leases and the related leased vehicles may be added to or removed from the pool of SUBI Assets if the actual securitization rate varies from the statistical securitization rate.  Although they may be different, the portfolio characteristics of the Specified Leases and the related Specified Vehicles allocated to the 2011-1 SUBI as of the Closing Date will not differ in any material respect from the portfolio characteristics of the Specified Leases and the related Specified Vehicles set forth below.  The characteristics of the Specified Leases in the statistical portfolio as of the Cutoff Date are as set forth in the following tables. We refer you to “The Leases” in the attached prospectus for a further description of the characteristics of the Leases, including the Specified Leases.

Composition of the Statistical Portfolio of the Specified Leases
(As of the Cutoff Date)

Aggregate Securitization Value	$1,230,818,438.04
Number of Specified Leases	32,788
Aggregate Automotive Lease Guide (“ALG”) Residual Value	$876,685,605.99
Aggregate of ALG Residual Values as a Percentage of Aggregate Securitization Value	71.23%
Aggregate of Discounted ALG Residual Value(2) as a Percentage of Aggregate Securitization Value	61.85%
Percentage BMW Passenger Cars(1)	86.43%
Percentage BMW Light Trucks(1)	13.57%
Weighted Average FICO Score(1)	763

	Average		Minimum	Maximum

Securitization Value	$37,538.69		$17,124.96	$135,655.75
Original Number of Monthly Payments	36	(1)	24	36
Remaining Number of Monthly Payments	25	(1)	12	36
Seasoning	11	(1)	0	24
ALG Residual Value	$26,738.00		$14,618.00	$76,295.75
____________________________________

(1)  Weighted by Securitization Value as of the Cutoff Date.
(2)  Discounted by the statistical securitization rate.

Distribution of the Specified Leases by Aggregate Securitization Value as of the Cutoff Date

As of the Cutoff Date, the distribution of the Specified Leases by Aggregate Securitization Value was as follows:

Aggregate Securitization Value as of the Cutoff Date	Number of Specified Leases	Percentage of Total Number of Specified Leases(1)	Aggregate Securitization Value as of the Cutoff Date	Percentage of Aggregate Securitization Value as of the Cutoff Date(1)
$10,000.00 - $19,999.99	35	0.11%	$672,223.22	0.05%
$20,000.00 - $29,999.99	8,725	26.61	231,257,067.32	18.79
$30,000.00 - $39,999.99	13,666	41.68	468,296,247.50	38.05
$40,000.00 - $49,999.99	5,940	18.12	265,386,444.67	21.56
$50,000.00 - $59,999.99	2,724	8.31	147,532,448.61	11.99
$60,000.00 - $69,999.99	1,115	3.40	71,559,059.45	5.81
$70,000.00 - $79,999.99	381	1.16	28,328,199.56	2.30
$80,000.00 - $89,999.99	150	0.46	12,590,781.09	1.02
$90,000.00 - $99,999.99	36	0.11	3,357,730.24	0.27
greater than or equal to $100,000.00	16	0.05	1,838,236.38	0.15
Total:	32,788	100.00%	$1,230,818,438.04	100.00%
____________________________________
(1) Percentages may not add to 100.00% due to rounding.

Distribution of the Specified Leases by Original Term to Maturity

As of the Cutoff Date, the distribution of the Specified Leases by the original term to maturity was as follows:

Original Term to Maturity (months)	Number of Specified Leases	Percentage of Total Number of Specified Leases(1)	Aggregate Securitization Value as of the Cutoff Date	Percentage of Aggregate Securitization Value as of the Cutoff Date(1)
13 – 24	388	1.18%	$19,047,321.32	1.55%
25 – 36	32,400	98.82	1,211,771,116.72	98.45
Total:	32,788	100.00%	$1,230,818,438.04	100.00%
____________________________________
(1) Percentages may not add to 100.00% due to rounding.

Distribution of the Specified Leases by Remaining Term to Maturity

As of the Cutoff Date, the distribution of the Specified Leases by the number of months until the Maturity Date was as follows:

Remaining Term to Maturity (months)	Number of Specified Leases	Percentage of Total Number of Specified Leases(1)	Aggregate Securitization Value as of the Cutoff Date	Percentage of Aggregate Securitization Value as of the Cutoff Date(1)
1 – 12	689	2.10%	$20,968,135.23	1.70%
13 – 24	15,923	48.56	528,907,881.49	42.97
25 – 36	16,176	49.34	680,942,421.32	55.32
Total:	32,788	100.00%	$1,230,818,438.04	100.00%
_______________________
(1) Percentages may not add to 100.00% due to rounding.

Distribution of the Specified Leases by State

As of the Cutoff Date, the distribution of the Specified Leases, based on the state in which the related Specified Vehicle is titled, was as follows:

State	Number of Specified Leases	Percentage of Total Number of Specified Leases(1)	Aggregate Securitization Value as of the Cutoff Date	Percentage of Aggregate Securitization Value as of the Cutoff Date(1)
California	6,572	20.04%	$245,725,755.43	19.96%
New Jersey	4,580	13.97	166,654,194.93	13.54
Florida	4,475	13.65	164,784,575.31	13.39
New York	3,752	11.44	139,005,703.15	11.29
Texas	1,554	4.74	63,069,357.68	5.12
Pennsylvania	1,474	4.50	54,235,089.04	4.41
Connecticut	1,110	3.39	42,677,616.08	3.47
Illinois	893	2.72	36,194,204.60	2.94
Ohio	847	2.58	31,713,064.89	2.58
Georgia	804	2.45	30,544,943.05	2.48
Virginia	667	2.03	26,643,922.92	2.16
North Carolina	610	1.86	22,619,776.48	1.84
Massachusetts	621	1.89	22,252,786.49	1.81
Arizona	522	1.59	20,007,994.67	1.63
Maryland	475	1.45	18,802,873.76	1.53
Michigan	498	1.52	18,368,106.40	1.49
Colorado	321	0.98	12,325,422.49	1.00
Washington	321	0.98	12,323,568.11	1.00
Other	2,692	8.21	102,869,482.56	8.36
Total:	32,788	100.00%	$1,230,818,438.04	100.00%
_______________________
(1) Percentages may not add to 100.00% due to rounding.

No state other than California, New Jersey, Florida, New York and Texas accounts for 5% or more of the Aggregate Securitization Value of the Specified Leases and the related Specified Vehicles as of the Cutoff Date.  Adverse economic conditions in any of these states may have a disproportionate impact on the performance of the Specified Leases and Specified Vehicles.  See “Risk Factors—The geographic concentration of the specified leases and performance of the specified leases and related specified vehicles may increase the risk of loss on your investment” in this free-writing prospectus.

Distribution of the Specified Leases by Specified Vehicle Model

As of the Cutoff Date, the distribution of the Specified Leases by the model of the related Specified Vehicle was as follows:

Model	Number of Specified Leases	Percentage of Total Number of Specified Leases(1)	Aggregate Securitization Value as of the Cutoff Date	Percentage of Aggregate Securitization Value as of the Cutoff Date(1)
1 Series	666	2.03%	$20,698,068.98	1.68%
3 Series	17,365	52.96	580,973,259.68	47.20
5 Series	8,617	26.28	334,406,417.46	27.17
6 Series	661	2.02	36,776,035.18	2.99
7 Series	1,027	3.13	70,473,955.49	5.73
X3	680	2.07	22,706,075.38	1.84
X5	2,866	8.74	126,777,588.36	10.30
X6	360	1.10	17,526,138.95	1.42
Z4	546	1.67	20,480,898.56	1.66
Total:	32,788	100.00%	$1,230,818,438.04	100.00%
_______________________
(1) Percentages may not add to 100.00% due to rounding.

Distribution of the Specified Leases by Year and Quarter of Maturity

As of the Cutoff Date, the distribution of the Specified Leases based on the year and quarter of maturity was as follows:

Quarter of Maturity	Number of Specified Leases	Percentage of Total Number of Specified Leases(1)	Aggregate Securitization Value as of the Cutoff Date	Percentage of Aggregate Securitization Value as of the Cutoff Date(1)
2012 1st Quarter	1,855	5.66%	$56,697,146.52	4.61%
2012 2nd Quarter	4,821	14.70	153,341,615.20	12.46
2012 3rd Quarter	5,769	17.59	188,211,309.83	15.29
2012 4th Quarter	3,424	10.44	123,038,319.86	10.00
2013 1st Quarter	1,603	4.89	60,439,165.86	4.91
2013 2nd Quarter	4,058	12.38	163,484,735.59	13.28
2013 3rd Quarter	4,285	13.07	180,231,701.97	14.64
2013 4th Quarter	4,608	14.05	199,833,728.70	16.24
2014 1st Quarter	2,365	7.21	105,540,714.51	8.57
Total:	32,788	100.00%	$1,230,818,438.04	100.00%
_______________________
(1) Percentages may not add to 100.00% due to rounding.

Calculation of the Securitization Value of the Specified Leases

The “Securitization Rate” for any Specified Lease and the related Specified Vehicle is ___%. For purposes of presenting the pool information in this free-writing prospectus, a statistical securitization rate of 7.00% has been used. The actual Securitization Rate may be greater than or less than the statistical securitization rate, but such variance is not expected to be material.

If the actual Securitization Rate is different than the statistical Securitization Rate, then the statistical characteristics of the Specified Leases and Specified Vehicles may vary somewhat from the statistical distribution of those characteristics presented in this free-writing prospectus, because leases and the related leased vehicles may be added to or removed from the pool of SUBI Assets (depending on whether the Securitization Rate is greater than or less than the statistical Securitization Rate). Any variance between the characteristics of the pool information in this free-writing prospectus and the actual characteristics is not expected to be material.

Weighted Average Lives of the Notes

The tables below were prepared on the basis of certain assumptions regarding the statistical portfolio, including that:

•	all Monthly Payments are timely received and no Specified Lease is ever delinquent;

•
the interest on the Class A-1 Notes is 0.52740% based on an actual/360 day count, on the Class A-2 Notes is 0.97% based on a 30/360 day count, on the Class A-3 Notes is 1.33% based on a 30/360 day count and on the Class A-4 Notes is 1.71% based on a 30/360 day count;

•	no Reallocation Payment is made in respect of any Specified Lease;

•	there are no losses in respect of the Specified Leases;

•	distributions of principal of and interest on the Notes are made on the 20th of each month, whether or not the day is a Business Day;

•
the Servicing Fee is 1.00% per annum of the outstanding Aggregate Securitization Value as of the first day of the Collection Period; provided that in the case of the first Payment Date, the Servicing Fee will be an amount equal to the sum of (a) 1.00% per annum of the Aggregate Securitization Value as of the Cutoff Date and (b) 1.00% per annum of the outstanding Aggregate Securitization Value as of April 1, 2011;

•	the Reserve Fund is funded with an amount equal to the Initial Deposit;

•	the Residual Value for each Specified Vehicle is received one month after the maturity date of the related Specified Lease;

•	all prepayments are prepayments in full; and

•	the Closing Date is April 21, 2011.

No representation is made as to what the actual levels of losses and delinquencies on the Specified Leases will be. Because payments on the Specified Leases will differ from those used in preparing the following tables, distributions of principal of the Notes may be made earlier or later than as set forth in the tables. Investors are urged to make their investment decisions on a basis that includes their determination as to anticipated prepayment rates under a variety of the assumptions discussed herein.

The following tables set forth the percentages of the unpaid principal amount of the Notes that would be outstanding after each of the dates shown, based on a prepayment rate equal to 0%, 50%, 75%, 100%, 150% and 200% of the Prepayment Assumption. As used in the table, “0% Prepayment Assumption” assumes no prepayments on a Specified Lease, “50% Prepayment Assumption” assumes that a Specified Lease will prepay at 50% of the Prepayment Assumption, and so forth.

Percentage of Class A-1 Note Balance Outstanding(1)

Payment Date	Prepayment Assumption
	0%	50%	75%	100%	150%	200%
Closing Date	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
May 2011	82.21%	80.21%	79.18%	78.12%	75.93%	73.64%
June 2011	73.88%	70.81%	69.21%	67.58%	64.20%	60.65%
July 2011	65.53%	61.33%	59.15%	56.92%	52.28%	47.40%
August 2011	57.17%	51.80%	49.02%	46.15%	40.20%	33.91%
September 2011	48.79%	42.26%	38.87%	35.38%	28.10%	20.40%
October 2011	40.40%	32.72%	28.72%	24.60%	16.00%	6.88%
November 2011	32.00%	23.18%	18.57%	13.83%	3.90%	0.00%
December 2011	24.84%	14.69%	9.39%	3.93%	0.00%	0.00%
January 2012	18.37%	7.05%	1.13%	0.00%	0.00%	0.00%
February 2012	11.86%	0.00%	0.00%	0.00%	0.00%	0.00%
March 2012	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

Weighted Average Life to Maturity (years)(2)	0.46	0.40	0.37	0.35	0.31	0.28
Weighted Average Life to Call (years)(2)(3)	0.46	0.40	0.37	0.35	0.31	0.28
_________________________

(1)	Percentages assume that no Optional Purchase occurs.

(2)
The weighted average life of the Class A-1 Notes is determined by (a) multiplying the amount of each distribution in reduction of principal amount by the number of years from the Closing Date to the date indicated, (b) adding the results and (c) dividing the sum by the aggregate distributions in reduction of principal amount referred to in clause (a).

(3)
The weighted average life to call assumes that an Optional Purchase occurs (i) at the earliest possible opportunity and is exercised on such Payment Date and (ii) before giving effect to any payment of principal required to be made on that Payment Date.

In calculating the expected final payment date shown on the cover to this free-writing prospectus, a 100% Prepayment Assumption was utilized.  The actual Payment Date on which the Class A-1 Notes are paid in full may be before or after this date depending on the actual payment experience of the Specified Leases.

Percentage of Class A-2 Note Balance Outstanding(1)

Payment Date	Prepayment Assumption
	0%	50%	75%	100%	150%	200%
Closing Date	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
May 2011	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
June 2011	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
July 2011	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
August 2011	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
September 2011	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
October 2011	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
November 2011	100.00%	100.00%	100.00%	100.00%	100.00%	95.24%
December 2011	100.00%	100.00%	100.00%	100.00%	94.62%	85.88%
January 2012	100.00%	100.00%	100.00%	96.43%	87.25%	77.44%
February 2012	100.00%	99.55%	94.86%	90.02%	79.86%	68.97%
March 2012	98.74%	89.12%	84.08%	78.87%	67.90%	56.12%
April 2012	85.70%	75.56%	70.24%	64.73%	53.11%	40.62%
May 2012	70.78%	60.25%	54.71%	48.98%	36.87%	23.81%
June 2012	54.32%	43.54%	37.86%	31.98%	19.53%	6.06%
July 2012	38.21%	27.25%	21.47%	15.48%	2.77%	0.00%
August 2012	23.28%	12.18%	6.32%	0.24%	0.00%	0.00%
September 2012	4.80%	0.00%	0.00%	0.00%	0.00%	0.00%
October 2012	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

Weighted Average Life to Maturity (years)(2)	1.23	1.17	1.14	1.10	1.03	0.96
Weighted Average Life to Call (years)(2)(3)	1.23	1.17	1.14	1.10	1.03	0.96
________________________

(1)	Percentages assume that no Optional Purchase occurs.

(2)
The weighted average life of the Class A-2 Notes is determined by (a) multiplying the amount of each distribution in reduction of principal amount by the number of years from the Closing Date to the date indicated, (b) adding the results and (c) dividing the sum by the aggregate distributions in reduction of principal amount referred to in clause (a).

(3)
The weighted average life to call assumes that an Optional Purchase occurs (i) at the earliest possible opportunity and is exercised on such Payment Date and (ii) before giving effect to any payment of principal required to be made on that Payment Date.

In calculating the expected final payment date shown on the cover to this free-writing prospectus, a 100% Prepayment Assumption was utilized.  The actual Payment Date on which the Class A-2 Notes are paid in full may be before or after this date depending on the actual payment experience of the Specified Leases.

Percentage of Class A-3 Note Balance Outstanding(1)

Payment Date	Prepayment Assumption
	0%	50%	75%	100%	150%	200%
Closing Date	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
May 2011	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
June 2011	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
July 2011	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
August 2011	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
September 2011	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
October 2011	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
November 2011	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
December 2011	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
January 2012	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
February 2012	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
March 2012	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
April 2012	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
May 2012	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
June 2012	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
July 2012	100.00%	100.00%	100.00%	100.00%	100.00%	89.74%
August 2012	100.00%	100.00%	100.00%	100.00%	88.18%	75.08%
September 2012	100.00%	94.26%	88.86%	83.24%	71.29%	58.23%
October 2012	87.53%	77.54%	72.25%	66.73%	54.97%	42.06%
November 2012	78.06%	67.95%	62.59%	56.99%	45.03%	31.84%
December 2012	68.35%	58.13%	52.69%	47.00%	34.77%	21.14%
January 2013	55.61%	45.49%	40.08%	34.39%	22.05%	8.04%
February 2013	50.59%	40.06%	34.39%	28.39%	15.19%	0.00%
March 2013	45.60%	34.63%	28.67%	22.32%	8.06%	0.00%
April 2013	37.34%	26.20%	20.08%	13.48%	0.00%	0.00%
May 2013	24.64%	13.83%	7.83%	1.31%	0.00%	0.00%
June 2013	15.17%	4.79%	0.00%	0.00%	0.00%	0.00%
July 2013	0.68%	0.00%	0.00%	0.00%	0.00%	0.00%
August 2013	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

Weighted Average Life to Maturity (years)(2)	1.88	1.80	1.75	1.71	1.61	1.52
Weighted Average Life to Call (years)(2)(3)	1.88	1.80	1.75	1.71	1.61	1.52
__________________________

(1)	Percentages assume that no Optional Purchase occurs.

(2)
The weighted average life of the Class A-3 Notes is determined by (a) multiplying the amount of each distribution in reduction of principal amount by the number of years from the Closing Date to the date indicated, (b) adding the results and (c) dividing the sum by the aggregate distributions in reduction of principal amount referred to in clause (a).

(3)
The weighted average life to call assumes that an Optional Purchase occurs (i) at the earliest possible opportunity and is exercised on such Payment Date and (ii) before giving effect to any payment of principal required to be made on that Payment Date.

In calculating the expected final payment date shown on the cover to this free-writing prospectus, a 100% Prepayment Assumption was utilized.  The actual Payment Date on which the Class A-3 Notes are paid in full may be before or after this date depending on the actual payment experience of the Specified Leases.

Percentage of Class A-4 Note Balance Outstanding(1)

Payment Date	Prepayment Assumption
	0%	50%	75%	100%	150%	200%
Closing Date	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
May 2011	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
June 2011	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
July 2011	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
August 2011	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
September 2011	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
October 2011	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
November 2011	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
December 2011	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
January 2012	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
February 2012	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
March 2012	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
April 2012	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
May 2012	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
June 2012	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
July 2012	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
August 2012	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
September 2012	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
October 2012	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
November 2012	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
December 2012	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
January 2013	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
February 2013	100.00%	100.00%	100.00%	100.00%	100.00%	98.48%
March 2013	100.00%	100.00%	100.00%	100.00%	100.00%	47.14%
April 2013	100.00%	100.00%	100.00%	100.00%	90.39%	0.00%
May 2013	100.00%	100.00%	100.00%	100.00%	22.15%	0.00%
June 2013	100.00%	100.00%	94.68%	60.08%	0.00%	0.00%
July 2013	100.00%	51.83%	23.06%	0.00%	0.00%	0.00%
August 2013	37.49%	0.00%	0.00%	0.00%	0.00%	0.00%
September 2013	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

Weighted Average Life to Maturity (years)(2)	2.36	2.29	2.26	2.21	2.09	1.95
Weighted Average Life to Call (years)(2)(3)	2.33	2.25	2.16	2.16	2.00	1.83
__________________________

(1)	Percentages assume that no Optional Purchase occurs.

(2)
The weighted average life of the Class A-4 Notes is determined by (a) multiplying the amount of each distribution in reduction of principal amount by the number of years from the Closing Date to the date indicated, (b) adding the results and (c) dividing the sum by the aggregate distributions in reduction of principal amount referred to in clause (a).

(3)
The weighted average life to call assumes that an Optional Purchase occurs (i) at the earliest possible opportunity and is exercised on such Payment Date and (ii) before giving effect to any payment of principal required to be made on that Payment Date.

In calculating the expected final payment date shown on the cover to this free-writing prospectus, a 100% Prepayment Assumption was utilized.  The actual Payment Date on which the Class A-4 Notes are paid in full may be before or after this date depending on the actual payment experience of the Specified Leases.

Use of Proceeds

The net proceeds from the sale of the Notes, which equal the proceeds of the public offering minus expenses relating thereto in the amount of $______, together with the net proceeds from the private placement of the Certificates, will be applied by the Issuing Entity to acquire the SUBI Certificate from the Depositor.  The Depositor will then use the proceeds paid to the Depositor by the Issuing Entity to pay BMW LP the purchase price for the SUBI Certificate and to make the required deposit to the Reserve Fund.

Plan of Distribution

Subject to the terms and conditions set forth in an underwriting agreement relating to the Notes, the Depositor has agreed to sell to the underwriters named below, for whom Citigroup Global Markets Inc. is acting as representative, and the underwriters have agreed to purchase, severally but not jointly, the following principal amounts of the Notes.

Underwriter	Class A-1 Notes		Class A-2 Notes		Class A-3 Notes		Class A-4 Notes
Citigroup Global Markets Inc..	$		$		$		$
J.P. Morgan Securities LLC	$		$		$		$
Morgan Stanley & Co. Incorporated	$		$		$		$
RBC Capital Markets Corporation	$		$		$		$
SG Americas Securities, LLC	$		$		$		$
Total		$240,000,000		$335,000,000		$360,000,000		$65,000,000

The underwriting agreement provides, subject to conditions precedent, that the underwriters will be obligated to purchase all the Notes if any are purchased. The underwriting agreement provides that if there is an event of default by an underwriter, in some circumstances the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The Depositor has been advised that the underwriters propose initially to offer the Notes to the public at the respective offering prices set forth on the cover hereof and to certain dealers at such prices less a selling concession not to exceed the percentage of the principal amount of the Notes set forth below, and that the underwriters may allow and such dealers may reallow a reallowance discount not to exceed the percentage of the principal amount of the Notes set forth below.  After the initial public offering of the Notes, the public offering prices and concessions referred to in this paragraph may change.

Class of Notes	Selling Concession	Reallowance Discount
Class A-1%		%
Class A-2%		%
Class A-3%		%
Class A-4%		%

The Depositor and BMW FS have jointly and severally agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or contribute to payments which the underwriters may be required to make in respect thereof.  In the ordinary course of their respective businesses, the underwriters and their respective affiliates have engaged and may engage in various financial advisory, investment banking and commercial banking transactions from time to time with BMW FS and its affiliates.

The Notes are new issues of securities with no established trading market.  The Depositor has been advised by the underwriters that they intend to make a market in the Notes as permitted by applicable laws and regulations.  The underwriters are not obligated, however, to make a market in the Notes, and that market-making may be discontinued at any time without notice at the sole discretion of the underwriters.  Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Notes of any class.

In connection with the offering of the Notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions.  Overallotment involves sales in excess of the offering size which creates a short position for the underwriters.  Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes.  Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions.  Stabilizing transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions.  If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Upon receipt of a request by an investor who has received an electronic prospectus from an underwriter or a request by that investor’s representative within the period during which there is an obligation to deliver a prospectus, BMW FS, the Depositor or the underwriters will promptly deliver, or cause to be delivered, without charge, a paper copy of the prospectus.

BMW Auto Leasing LLC Depositor	BMW Vehicle Lease Trust 2011-1 Issuing Entity
TERM SHEET
BMW Financial Services NA, LLC Sponsor, Administrator and Servicer	Underwriters Citi J.P. Morgan Co-Managers Morgan Stanley RBC Capital Markets SOCIETE GENERALE
April 13, 2011